DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	Entity# C3046-2002 Document Number: 20050206382-98 Date Filed: 6/2/2005 10:15:23 AM IN THE OFFICE OF /s/ Dean Heller DEAN HELLER SECRETARY OF STATE

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Lakefield Ventures Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

The corporation has determined to increase the authorized capital of common stock in Article Four from 50,000,000 shares of common stock to 150,000,000 shares of common stock and also to effect a forward stock split of the issued and outstanding shares of common stock on a basis of 11.14:1 (11:14 new shares for each one(1) old share)

(please see certificate attached.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 2,750,000 (77.5%).*

4.	Effective date of filing (optional): June 2, 2006

5.	Officer Signature (required): /s/ Michael Iverson

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

LAKEFIELD VENTURES INC.

“I, the undersigned Michael Iverson, Director of Lakefield Ventures Inc. (the “Corporation”), do hereby certify that the Board of Directors of said Corporation by way of written consent resolution, dated April 26, 2005, adopted a resolution to amend the original articles as follows:

FIRST: The name of the corporation is Lakefield Ventures Inc.

SECOND: The Articles of Incorporation, as currently in effect and as heretofore amended and restated, are hereby amended as follows:

“ARTICLE FOUR. (Capital Stock) The corporation shall have authority to issued an aggregate of ONE HUNDRED AND SIXTY MILLION (160,000,000) shares of stock, par value ONE MILL ($0.001) per share divided into two (2) classes of stock as follows for a total capitalization of ONE HUNDRED AND SIXTY THOUSAND DOLLARS ($160,000).

(A)          NON-ASSESSABLE COMMON STOCK: ONE HUNDRED AND FIFTY MILLION (150,000,000) shares of Common Stock, Par Value ONE MILL ($0.001) per share, and

(B)          PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred Stock, Par Value ONE MILL ($0.001) per share.

All capital stock when issue shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.”

THIRD: The purpose of the amendment to Article Four is to increase the authorized capital of the Company from 50,000,000 shares of common stock to 150,000,000 shares of common stock with a par value of $0.001/share and to give effect to a 1:11.14 forward stock split of the Company’s Common Stock (the “Forward Stock Split”).

FOURTH: The number of shares of the Company issued and outstanding and entitled to vote on amendments to the Articles of Incorporation is Three Million Five Hundred Fifty Thousand (3,550,000) common $0.001 par value stock, that the said changes and amendments have been consented to and approved by a vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, Lakefield Ventures Inc. has caused these presents to be signed in its name and on its behalf by Michael Iverson, its President on this ___ day of May, 2005, and its President acknowledges that this Certificate of Amendment is the act and deed of Lakefield Ventures Inc., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and behalf.

LAKEFIELD VENTURES INC.

By: /s/ Michael Iverson

Michael Iverson, President